Exhibit 1

JOINT FILING AGREEMENT

Joint Filing Agreement dated as of December 15, 2011 among Michel Daher, Abdallah Daher, Daher Bonds Investment Company and Mida Holdings (each a “Party”).

Each Party represents to the other Party that it is eligible to use Schedule 13D to report its beneficial interest in shares of common stock, $0.0001 par value, of Bonds.com Group, Inc. beneficially owned and reported in the Schedule 13D to which this agreement is an exhibit (as the same may be amended from time to time and including all such amendments, “Schedule 13D”) by each of the Parties, and each of the Parties will file the Schedule 13D on behalf of itself.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

/s/ Michel Daher

Michel Daher

/s/ Abdallah Daher

Abdallah Daher

Daher Bonds Investment Company

By: /s/ Michel Daher

       Michel Daher, Manager

Mida Holdings

By: /s/ Michel Daher

       Michel Daher, Manager